Exhibit 99.1

January 15, 2008

Dear Shareholder:

The directors and management team of 1st Pacific Bancorp wish you a prosperous and healthy New Year!

I am writing to you in advance of our usual year-end reporting to comment on the recent volatility in the market value of our stock, summarize the company’s 2007 accomplishments, and provide a brief 2008 outlook.

History shows that most industries go through economic cycles from time to time, which impacts the value of their stock. It is evident that the financial sector is clearly in one of these cycles. From a broad perspective, the financial industry has experienced many challenges this past year. Our industry has faced shrinking yields, a slowdown in the housing market, decreasing real estate values, increasing loan delinquencies, and issues related to sub-prime mortgages. All these factors have led to a significant drop in stock values within the financial sector; our stock has followed this industry trend.

Our bank has no direct exposure to the sub-prime market, because we do not do residential mortgage lending. Our credit quality is in good shape: total non-performing assets as a percentage of total assets remained unchanged at 1.5% for both the current and previous quarters. These figures are as of September 30, 2007, the most recent period currently available. We anticipate reporting our fourth quarter and full year 2007 results in the very near future.

Even though our company is experiencing the effects of our industry’s issues in 2007, we can look back at 2007 and cite many accomplishments:

EXECUTIVE OFFICE

9333 Genesee Avenue, Suite 300  •  San Diego, California  92121  •  Phone:  858.875.2000

•                  The bank-holding company’s reorganization of 1st Pacific Bank of California was completed in late January 2007 and the common stock of 1st Pacific Bancorp began trading on the OTC Bulletin Board. Soon after, 1st Pacific Bancorp initiated the process to move from the OTC Bulletin Board to the NASDAQ Global Market. Effective January 3, 2008, 1st Pacific Bancorp stock began trading on NASDAQ under the ticker symbol FPBN.

•                  The bank introduced two new products: Deposit Link, a remote deposit capture service, which allows businesses to make deposits to their accounts without visiting the bank; and a Home Equity Line of Credit, with competitive terms and pricing.

•                  Our Board appointed three new directors, with each person adding a new dimension to our Board’s already diverse range of experience and skills. Our new board members are:

•                  Ronald J. Carlson, former president and CEO of Landmark National Bank and Scripps Bank;

•                  Christopher Scripps McKellar, president and CEO of Capella, a real estate developer in San Diego; and,

•                  Frank J. Mercardante, formerly chairman and CEO of Placer Sierra Bank and Southwest Community Bank.

•                  In July, we completed the acquisition of Landmark National Bank adding approximately $110 million in assets and two banking locations; one in Solana Beach, the other in downtown La Jolla. This acquisition expanded our branch network to seven offices and increased our assets to $420 million.

•                  We completed a systems conversion in September and finished the integration of Landmark’s client relationships without experiencing erosion of that customer base.

•                  The bank initiated plans to open a limited-service banking facility in downtown San Diego, an important banking market for 1st Pacific Bank. We expect our downtown San Diego office to open in mid-first quarter this year.

•                  To accommodate our recent growth and achieve the operating efficiencies of centralizing our administrative and support departments in one location, we relocated our headquarters to a larger facility on Genesee Avenue in the University Towne Center area of San Diego.

•                  In addition, the University Towne Center Banking Office, which was formerly located in a storefront on Regents Road, was relocated to a ground floor office at the Genesee Avenue site. This past fall, we also moved our El Cajon Banking Office from its temporary storefront location to a permanent banking facility.

Our many accomplishments in 2007 enhance our ability to capture ongoing growth opportunities. For the most part, we anticipate that 2008 will be business as usual, but at a reduced pace. Loan growth is likely to be slower than in previous years; asset quality is expected to remain strong.

We are fortunate that we have a management team and employees who are committed to our values. We also have a Board of Directors who fully supports our strategy and initiatives. We have one of the most vibrant and diversified markets in the country, and continue to have many opportunities for continued growth. We are optimistic about the future and fully expect to emerge from this period stronger than ever.

In the next few months we will forward you a copy of our 2007 Annual Report, which will detail our financial performance. In the meantime, if you would like to talk with me personally, please call me at (858) 875-2005.

Thank you for your continued support and confidence. Again, best wishes for the New Year.

Sincerely,

A. Vincent Siciliano
President & Chief Executive Officer

Safe Harbor Statement. This letter may contain comments or information that constitutes forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices; levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by 1st Pacific Bancorp with the Federal Reserve Board. 1st Pacific Bancorp undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.